TIDAL TRUST III 485BPOS

Exhibit 99(p)(ix)

CODE OF ETHICS

June 17, 2024

CODE OF ETHICS

I. Introduction

Ned Davis Research, Inc. (hereinafter “NDR” or “the Company”) is guided in all actions by high ethical and professional standards. Accordingly, the Company has embraced the SEC’s adoption of Rule 204A-1 under the Investment Advisers Act of 1940, the “Code of Ethics rule”, as an opportunity to affirm its duty to its clients. In addition, NDR operates in accordance with rule 17j-1 under the Investment Company Act of 1940, which states it is unlawful for investment company personnel and other “Access Persons” to engage in fraudulent, deceptive or manipulative practices in connection with their personal transactions in securities when those securities are held or to be acquired by an investment company.

Pursuant to the SEC’s adoption of this rule, the Company has adopted this Code of Ethics (“the Code”) in order to set the standards of conduct to be followed by all persons associated with the Company. The Company has set high standards, the intention of which is to protect client interests at all times and to demonstrate the Company’s commitment to its fiduciary duties of honesty, good faith and fair dealing with clients. All officers, directors, employees (as well as anyone else designated as such by the Chief Compliance Officer) (“Supervised Persons”) are subject to this Code and the procedures outlined in it. The policies and guidelines set forth in this Code of Ethics must be strictly adhered to by all associated persons. Severe disciplinary actions, including dismissal, may be imposed for violations of this Code of Ethics.

The Company has several goals in adopting this Code. First, the Company desires to comply with all applicable laws and regulations governing its practice. We believe that compliance with such regulations is a signal to our clients that we exist to serve them, not ourselves, and that we support the efforts of those organizations dedicated to upholding the law.

Next, the management of the Company has set forth guidelines for professional standards, under which all associated persons are to conduct themselves. All associated persons are expected to strictly adhere to these guidelines, as well as the procedures for approval and reporting established in the Code. This will serve to inform and educate associated persons regarding appropriate activities. The Company has instituted, as a deterrent, a policy of disciplinary actions to be taken with respect to any associated person who violates the Code.

Finally, the Company has adopted specific policies and procedures designed to assist in the implementation of the guidelines outlined below. Such policies and procedures will serve to assist in reviewing the effectiveness of the implementation of the Code on an ongoing basis.

II. Definitions

“Supervised Person”. This term includes directors, officers, partners and employees of the Company, as well as any other person occupying a similar status or performing similar functions. The Company may also include in this category temporary workers, consultants, independent contractors and anyone else designated by the Chief Compliance Officer (“CCO”). For purposes of the Code, such ‘outside individuals’ will generally only be included in the definition of a supervised person if their duties include access to certain types of information, which would put them in a position of sufficient knowledge to necessitate their inclusion under the Code. The CCO shall make the final determination as to which of these are considered supervised persons.

“Access Person”. An Access Person is a Supervised Person who has access to nonpublic information regarding any client’s purchase or sale of securities, is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic. In NDR’s business model, the typical access persons are strategists and analysts working in a research and/or advisory capacity, such that they are developing NDR recommendations, and anyone working in a capacity to have access to that not-yet-published material (e.g. publishing staff and compliance staff). All NDR employees are not necessarily access persons (e.g. an HR or sales employee may only have access to post-published work). Some non-NDR employees (e.g. sister or parent company employees) may be deemed access persons. The decision, to be made by the CCO, is based on the specific role and duties of the individual. The CCO will notify all those who are viewed as Access Persons under this Policy. Access Persons are prohibited from sharing securities recommendations with non-Access Persons prior to publication.

“Associated Person”. For purposes of this Code, all Supervised and Access Persons are subject to the provisions of the Code and are collectively referred to as ‘associated persons’.

“Advisory Client”. Any person to whom or entity to which the Company serves as an investment adviser, renders investment advice or makes any investment decisions for a fee is considered to be a client.

“Reportable” or “Covered” Securities. Such securities include stocks, bonds, exchange traded funds (ETFs), notes, debentures and other evidences of indebtedness (including loan participations and assignments), limited partnership interests, investment contracts, and all derivative instruments, such as options and warrants.

“Non-Reportable Securities”. Specifically exempt from the definition of reportable or covered securities are: treasury securities; bank certificates of deposits, commercial paper, etc.; money market fund shares; shares of open-end mutual funds that are not advised or sub-advised by the Company, and units of a unit investment trust if the UIT is invested exclusively in unaffiliated mutual funds.

III. Guidelines for Professional Standards

●	All associated persons must at all times reflect the professional standards expected of those engaged in the investment advisory business and shall act within the spirit and the letter of the federal, state and local laws and regulations pertaining to investment advisers and the general conduct of business.

●	All associated persons are required to report any violation of the Code, by any person, to the CCO or other appropriate person of the Company immediately. Such reports will be held in confidence.

●	Associated persons must place the interests of Advisory Clients first. All associated persons must scrupulously avoid serving their own personal interests ahead of the interests of the Company's Advisory Clients. In addition, associated persons must work diligently to ensure that all clients are treated fairly. NDR’s trading policy and procedures address this important issue in more detail.

●	All associated persons are naturally prohibited from engaging in any practice that defrauds or misleads any client or engaging in any manipulative or deceitful practice with respect to clients or securities.

●	Associated persons must avoid taking inappropriate advantage of their positions. The receipt of investment opportunities, perquisites or gifts from clients or potential clients could call into question the exercise of the independent judgment of an associated person. Associated persons should therefore use caution in these circumstances, and always consult the CCO when in doubt. Generally, receiving gifts valued at $75 or more require pre-clearance by the CCO and receiving gifts valued at $200 or higher are not permitted to be accepted by any associated person.

●	Similarly, gifts or entertainment to clients or potential clients could call into question the exercise of independent judgment of an associated person. Associated persons must adhere to Anti-Corruption Principles. In many situations, a gift or meal is an appropriate recognition of a working relationship, but it is important not to create a feeling of obligation, especially if the recipient is a Government Official. Meals, entertainment and gifts are considered to be “things of value” and we must always make sure that what we offer, or accept, is not inappropriate or lavish and cannot be misinterpreted. To help us decide what is “appropriate”, these principles must be followed:

o	Never offer or accept cash or cash equivalents (such as vouchers, loans or checks) under any circumstances.

o	Facilitation payments (also known as “grease payments” or “kickbacks”) are small payments made to government officials to expedite a process – these are illegal and strictly forbidden.

o	Approved gifts of modest value will preferably display NDR branding.

o	Avoid gifting or entertainment during or before commercial negotiations.

o	Only offer or accept entertainment if it is infrequent, proportionate, and reasonable. We should not provide or accept excessive or inappropriate entertainment. 3–4 times per year is considered a reasonable frequency for any one recipient (individual or company) of entertainment. The host making the claim should be present for any entertainment.

o	Do not offer gifts to Government Officials, and ensure any entertainment is modest. In addition, we must: Obtain Compliance written pre-approval when gifting to, or entertaining, any Government officials irrespective of the value.

o	Entertainment of non-Government officials must be kept below £110 per person (or equivalent in other currency). Any proposed entertainment above that amount must be pre-approved by the relevant Divisional Director, Group Function Head, or Compliance.

o	Gifts given to non-Government officials should not be greater than £110 (or equivalent in other currency) in value.

o	If you believe that the value of any G&E will be greater than £110, you must get written approval from the relevant Divisional Director, Group Function Head or Compliance.

o	Keep transparent and accurate records by ensuring that Compliance@ndr.com is notified of all gifts and entertainment that we give to or receive from external parties.

o	Certain items are not regarded as G&E and do not require pre-approval or recording in the register – these are nominal value items, such as low-cost (with a value of £10 or less) pens or key rings, or working meals below £10 per person. Any G&E above this needs to be recorded, regardless of whether pre-approval is required. If in doubt, escalate to the Group Risk Team, or your divisional or functional Head of Risk or Compliance. A bribery offense is committed simply by offering something it would be wrong for that person to accept or which may influence their decision-making. Even if entertainment can be defined as “reasonable”, if the intention of the hospitality is to wrongly influence the guest it is not permitted by this Policy and could be an offense.

o	There is a limit of 3 expenses per month per employee.

o	The most senior employee enters the expense if multiple employees are engaged in the expense.

●	Sponsorship involves a sponsor agreeing to have their name, services or products associated with the sponsored organization’s activities for an agreed commercial benefit. It is therefore distinct from gifts and entertainment, which are not intended to create any expected return. Offers for sponsorship should be approved by Head of Marketing in consultation with NDR Compliance.

●	No associated person may serve on the board of directors of any publicly traded company without prior written permission by the CCO or other appropriate personnel.

●	Associated persons must conduct all personal securities transactions in full compliance with this Code, including both pre-clearance and reporting requirements. Doubtful situations always should be resolved in favor of Advisory Clients and in cooperation with the CCO. Technical compliance with the Code's provisions shall not automatically insulate from scrutiny any securities transactions or actions that could indicate a violation of the Company's fiduciary duties.

●	Personal transactions in securities by associated persons must be accomplished so as to avoid conflicts of interest on the part of such personnel with the interests of the Company’s clients. Likewise, associated persons must avoid actions or activities that allow a person to profit or benefit from his or her position with the Adviser at the expense of clients, or that otherwise bring into question the person’s independence or judgment. The Personal Trading Policies are a part of this Code of Ethics.

●	The Company has adopted Insider Trading Policies which set parameters for the establishment, maintenance and enforcement of policies and procedures to detect and prevent the misuse of material non-public information. The Insider Trading Policies are a part of this Code of Ethics.

●	Associated persons are prohibited from accepting compensation for services from outside sources without the specific permission of the CCO or other qualified individual in the Company.

●	When any associated person faces a conflict or potential conflict between their personal interest and the interests of clients, they are required to immediately report the conflict to the CCO for instruction regarding how to proceed.

●	The recommendations and actions of the Company are confidential and private matters that are not to be distributed, discussed or communicated outside the Company, except to clients, broker/dealers or other bona fide service providers in the ordinary course of business. In addition, no information obtained during the course of employment regarding particular securities (including internal reports and recommendations) may be transmitted, distributed, or communicated to anyone who is not a client of or affiliated with the Company, without the prior written approval of the CCO. In addition, we have adopted a Privacy Policy to prohibit the transmission, distribution or communication of any information regarding securities transactions in client accounts or other non-public client information. Violation of the Privacy Policy is also considered a violation of this Code of Ethics.

IV. Anti-Retaliation and Whistleblower Policies

●	The Company does not tolerate retaliation.

●	Retaliation occurs when anyone acting on behalf of the Company takes an adverse action against an employee because the employee engaged in protected activity, such as reporting a suspected violation of law, rule, or regulation or raising a concern about workplace condition or activity that could have an adverse impact on the safety, health, or well-being of the reporting employee, other workers, or the public. Retaliation also occurs when an employer takes an adverse action because an employee reported an injury or to dissuade an employee from reporting an injury.

●	An adverse action is an action that could dissuade or intimidate a reasonable worker from raising a concern about a suspected violation of law, rule, or regulation or a hazardous workplace condition or activity.

●	Retaliation against an employee is not only harmful to the employee who experienced the adverse action, it can also have a negative impact on overall employee morale because of the chilling effect that retaliation can have on other employees’ willingness to report concerns.

●	The Company strongly encourages employees and other supervised persons to report suspected violations or hazardous workplace conditions through the channels made available by the Company.

●	Employees are encouraged to report suspected inappropriate activity to their manger or Human Resources. Alternatively, employees are provided with the opportunity to anonymously report suspected activity through external resources supplied by parent company, Delinian. The Company is required to prominently display posters in all permanent offices which provide guidance for reporting by both phone or external website. Additionally, the contact information for the external service is available on the Company’s Intranet.

●	None of the Company’s policies prohibit (or should be interpreted as prohibiting or dissuading) anyone from voluntarily reporting suspected securities law violations to the U.S. Securities and Exchange Commission, or reporting workplace violations to OSHA, or reporting other suspected violations or improper conduct to the appropriate agencies or regulators with jurisdiction over such issues or conduct.

V. Policy Concerning Political and Charitable Contributions by Employees

NDR realizes that, as active members of the community and involved citizens, its employees often participate in political and charitable projects and activities that may include donations and contributions by employees to political candidates or charitable organizations. Although NDR commends civic and community involvement by its employees, it also desires to avoid any situation that raises a conflict of interest or creates an appearance of impropriety in the context of NDR’s business relationships. Specifically, this policy prohibits employees from making political or charitable contributions when the solicitation or request for such contributions implies that continued or future business with NDR depends on making such a contribution. Similarly, no contributions should be made that create the appearance that NDR stands to benefit in its business relations because of NDR’s or an employee’s contributions.

Campaign Contributions - Both federal and state campaign finance laws include limits on political contributions that employees may make. Employees are responsible for confirming the allowable limits.

Under NDR’s “Pay to Play” Policy, political contributions by certain members of the Company’s staff must meet certain pre-clearance and reporting requirements. The “Pay to Play” policy is part of this compliance manual.

Charitable Contributions - As with political contributions, NDR requires that employees avoid making any charitable contributions that appear to be in return for promises of new or continued business or other benefits. Additionally, contributions to “private foundations” are governed by the Internal Revenue Code. Under these rules, certain contributors are not permitted to enter into any business relationships, such as providing investment management or advice, with the foundations receiving the contributions.

Again, to ensure that any charitable contributions made by employees comply with these guidelines, prior to making a contribution to a charitable organization that could in any way be construed as being motivated by NDR’s business relationship with the organization or person soliciting the contribution, or the donee or honoree in the case of a fundraising event, employees should consult with the CCO.

VI. Insider Trading

The purpose of these policies and procedures (the “Insider Trading Policies”) is to educate our associated persons regarding insider trading, and to detect and prevent insider trading. The term “insider trading” is not specifically defined in the securities laws, but generally refers to the use of material, non-public information to trade in securities or the communication of material, non-public information to others.

A. Prohibited Activities

All associated persons of the Company, including contract, temporary, or part-time personnel, or any other person associated with the Adviser are prohibited from the following activities:

(a)	trading or recommending trading in securities for any account (personal or client) while in possession of material, non-public information about the issuer of the securities; or

(b)	communicating material, non-public information about the issuer of any securities to any other person.

The activities described above are not only violations of these Insider Trading Policies, but also may be violations of applicable law.

B. Reporting of Material, Non-Public Information

Any associated person who possesses or believes that she/he may possess material, non-public information about any issuer of securities must report the matter immediately to the CCO. The CCO will review the matter and provide further instructions regarding appropriate handling of the information to the reporting individual.

C. Definitions

Material Information. “Material information” generally includes:

●	any information that a reasonable investor would likely consider important in making his or her investment decision; or

●	any information that is reasonably certain to have a substantial effect on the price of a company’s securities.

Examples of material information include the following: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

Non-Public Information. Information is “non-public” until it has been effectively communicated to the market and the market has had time to “absorb” the information. For example, information found in a report filed with the Securities and Exchange Commission, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

Insider Trading. While the law concerning “insider trading” is not static, it generally prohibits: (1) trading by an insider while in possession of material, non-public information; (2) trading by non-insiders while in possession of material, non-public information, where the information was either disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; and (3) communicating material, non-public information to others.

Insiders. The concept of “insider” is broad and includes all employees of a company. In addition, any person may be a temporary insider if she/he enters into a special, confidential relationship with a company in the conduct of a company’s affairs and as a result has access to information solely for the company’s purposes. Any person associated with the Adviser may become a temporary insider for a company it advises or for which it performs other services. Temporary insiders may also include the following: a company’s attorneys, accountants, consultants, bank lending officers and the employees of such organizations.

D. Penalties for Insider Trading

The legal consequences for trading on or communicating material, non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he/she does not personally benefit from the violation. Penalties may include:

●	civil injunctions

●	jail sentences

●	revocation of applicable securities-related registrations and licenses

●	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and

●	fines for the employee or other controlling person of up to the greater of

●	$1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, the Company’s management will impose serious sanctions on any person who violates the Insider Trading Policies. These sanctions may include suspension or dismissal of the person or persons involved.

VII. Personal Trading Policies

A. General Information

The following policies and procedures apply to all accounts owned or controlled by an access person. Those accounts owned or controlled by members of the access person’s immediate family, including any relative by blood, marriage or domestic partnership living in the same household, and any account in which the access person has any beneficial interest, such as a trust. These accounts are collectively referred to as “covered accounts”. In the event that an access person has a ‘casual roommate’, as opposed to a fiancé or other domestic partner, the accounts of the roommate may be exempt from the Code provisions, subject to the CCO’s determination. Any account in question should be addressed with the CCO immediately to determine if it is a covered account.

B. Pre-Approval

The Company has determined that it is in the best interest of our clients to require pre-clearance of personal trading in reportable or covered securities (as defined earlier in the Code) by our access persons, subject to certain exemptions.

No trading in reportable securities is allowed in any covered account until pre-clearance approval has been obtained, subject to certain exemptions outlined below. Approval is contingent upon the CCO determining that the contemplated transaction will raise no conflict of interest. An access person who wishes to place a trade in a covered account shall complete a Pre-Clearance Request via NDR’s online monitoring and management system, MyComplianceOffice Technologies (MCO). The process records both the dates and the times that requests are made and acknowledged. The requested trade must be executed on the trading day of the request. If the trade is not placed or is placed but not executed within this time period, a new Pre-Clearance Request must be processed. The exceptions to this requirement would be the following cases:

1)	A defined delayed execution order, such as a “limit” order which only needs a Pre-Clearance Request upon initial entry, provided the request clearly states the nature of the order and is entered using the “limit order” classification in the compliance system.

2)	An option or derivative order that may be executed automatically by the broker, based upon market action or counter-party activity. The Pre-Clearance Request for the purchase or “sell to open” order must be entered using the “limit order” classification in the compliance system and should be documented accordingly.

Exemptions from Pre-Approval

(1) Non-reportable securities

Rule 204A-1 specifically excludes the following from the definition of reportable or covered securities:

●	Direct obligations of the Government of the United States

●	Bankers’ acceptance, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements

●	Money market fund shares

●	Shares of open end mutual funds, as long as neither NDR nor any affiliate serves as the adviser or sub-adviser or underwriter to the fund

●	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are advised, sub-advised or underwritten by NDR or its affiliates

(2) Delegated Discretion Accounts

Pre-clearance is not required on trades in a covered account over which an access person has no discretion if:

(a)	the access person provides to the CCO a copy of the written contract pursuant to which investment discretion for the account has been delegated in writing to a fiduciary or a letter of attestation to such discretionary authority;

(b)	the access person certifies in writing that she/he has not and will not discuss potential investment decisions with the independent fiduciary.

(3) Automatic Reinvestment Plans

Pre-Clearance is not required for transactions within an automatic reinvestment plan.

C. Black-out periods

Trades in any reportable security, including options on such underlying securities, may not be initiated while the security is on the restricted list. In the case of options orders, if trades are pre-cleared appropriately, NDR recognizes that the underlying trade may take place in the future, and that the security could be on the restricted list at that time. Since the access person has no control over the timing of the execution of the trade, he/she will be considered to be in compliance with the Code of Ethics as long as the pre-clearance request is made when the security is not on the restricted list.

D. Quarterly reporting requirements

Each access person must complete a Transaction Affirmation via the MCO system within 30 days after the end of each quarter. Each Report shall require the covered person to certify that, for the preceding quarter: (i) the information provided represents all of the access person’s trading activity for the preceding quarter, and (ii) the covered person has complied with the Adviser’s trading policies in this Code of Ethics and applicable federal and state law in all respects. This report shall be reviewed by the CCO (or his/her designee) in a timely fashion. The CCO shall designate an appropriate person to review his/her reports.

E. Initial and Annual reporting requirements

Within 10 days of beginning employment and quarterly thereafter, each access person must provide a list of brokerage accounts and securities owned or controlled by the access person, his or her spouse or minor children, or any other person or entity in which the access person may have a beneficial interest or derive a direct or indirect benefit. For each security owned, the following information is required: (1) the title and type of security; (2) ticker symbol or cusip #, if applicable; (3) the number of shares and (4) the principal amount of each reportable security listed. This information must be current as of a date no more than 45 days prior to the date the report is submitted. Additionally, each access person shall instruct the broker for these accounts (the “Covered Accounts”) to send duplicate confirmations and brokerage statements for these accounts to the Company, c/o Compliance, or provide electronic access to this information to the CCO or designee. Electronic delivery of this information is preferred. Finally, each access person must notify Compliance of any updates or changes to his or her Covered Accounts promptly. Reports made pursuant to this Section E shall be reviewed by the CCO (or his/her designee) in a timely fashion, and the CCO shall designate an appropriate person to review his/her reports.

F. Prohibited and Restricted Transactions

●	Access persons are prohibited from participating in IPO’s (Initial Public Offerings) without proper pre-clearance.

●	Any access person wishing to purchase or sell a security obtained through a private placement, including purchase of any interest in a hedge fund, must first seek approval by the CCO. In addition, if an access person who owns a security in a private company knows that the company is about to engage in an IPO, she/he must disclose this information to the CCO.

●	Purchases and sales of restricted securities issued by public companies are generally prohibited, unless CCO determines that the contemplated transaction will raise no actual, potential or apparent conflict of interest.

●	Participation in Investment Clubs must be approved in writing by the CCO in advance of any such participation.

Case-by-Case Exemptions

Because no written policy can provide for every possible contingency, the CCO may consider granting additional exemptions from the Prohibitions on Trading on a case-by-case basis. Any request for such consideration must be submitted by the covered person in writing to the CCO. Exceptions will only be granted in those cases in which the CCO determines that granting the request will create no actual, potential or apparent conflict of interest.

VIII.  Compliance with Investment Company Act Rules

NDR is an investment adviser or sub-advisor to one or more ETFs registered under the Investment Company Act of 1940. Consequently, NDR and its personnel must comply with certain rules under the Investment Company Act. Specifically, the policies contained in NDR’s Code of Ethics and policies & procedures (a.k.a., the compliance manual) are designed to comply with Rule 17j-1 of the Investment Company Act. Rule 17j-1 addresses conflicts of interest that may occur when NDR’s Access Persons buy or sell securities for their own accounts (personal investment activities). Further, NDR adheres to Rule 17j-1 by:

1.	Adopting this Code of Ethics containing provisions to prevent fraudulent, deceptive or manipulative acts.

2.	Requiring Access Persons to report their personal securities transactions to NDR.

3.	Conducting oversight of personal investment activities.

4.	Monitoring compliance with Rule 17j-1.

5.	Making information about NDR’s policies concerning personal investment activities available to the public.

IX. Sanctions

Associated persons who violate any provision of the Code of Ethics may be subject to sanctions, which may include, among other things: education or formal censure; a letter of admonition; disgorgement of profits; restrictions on such person’s personal securities transactions; fines, suspension, reassignment, demotion or termination of employment; or other significant remedial action.

All disciplinary responses to violations of the Code of Ethics shall be administered by the CCO, subject to approval, as applicable, by the president, chief executive officer or Board of Directors of the Company. Determinations regarding appropriate disciplinary responses will be administered on a case-by-case basis, subject to the following specific policies:

(1)       Depending upon the circumstances and at the CCO’s sole discretion, Access persons who violate the Pre-Clearance Procedures described above may have personal trading privileges under these Personal Trading Policies suspended following the discovery of the violation, and may face further discipline for repeated violations; and

(2)       Access persons who fail to timely complete Quarterly Affirmation Reports to the CCO as described above may face further discipline for repeated violations.

X. Certification

Upon NDR’s adoption of this Code of Ethics and annually thereafter, all associated persons are required to certify his or her receipt, understanding and continuing acceptance of, as well as agreement to abide by, the guidelines and polices set forth herein. New employees are required to certify his or her receipt, understanding and acceptance of, as well as agreement to abide by, the guidelines and polices set forth herein via MCO Affirmations within ten (10) days of employment. Additionally, any change or modification to the Code of Ethics will be distributed to all associated persons and they will be required to certify their receipt, understanding and acceptance of the change(s) via MCO Affirmations.

NDR will maintain the following records with regard to this Code:

●	Copies of the original Code of Ethics and all revisions to the Code

●	Certification from all associated persons regarding their receipt, acknowledgement and acceptance of the Code and subsequent revisions

●	A list, kept current at all times, of all associated persons subject to the Code

●	Quarterly representation by each employee regarding his or her holdings in Reportable Securities

●	Quarterly representation by each employee listing his or her covered accounts

●	Quarterly reports, submitted by each access person within 30 days following the end of each calendar quarter, reflecting personal securities transactions during the quarter